Exhibit 99.1

EPR PROPERTIES REPORTS FOURTH QUARTER AND 2016 YEAR-END RESULTS
Company Reports Record Revenue, Earnings and Investment Spending

Kansas City, MO, February 28, 2017 -- EPR Properties (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2016.

Three Months Ended December 31, 2016

•	Total revenue was $130.8 million for the fourth quarter of 2016, representing a 17% increase from $112.0 million for the same quarter in 2015.

•
Net income available to common shareholders was $52.2 million, or $0.82 per diluted common share, for the fourth quarter of 2016 compared to $46.8 million, or $0.78 per diluted common share, for the same quarter in 2015.

•
Funds From Operations (FFO) (a non-GAAP financial measure) for the fourth quarter of 2016 was $80.4 million, or $1.25 per diluted common share, compared to $71.3 million, or $1.18 per diluted common share, for the same quarter in 2015.

•
FFO as adjusted (a non-GAAP financial measure) for the fourth quarter of 2016 was $80.7 million, or $1.26 per diluted common share, compared to $70.7 million, or $1.17 per diluted common share, for the same quarter in 2015, representing an 8% increase in per share results.

Year Ended December 31, 2016

•	Total revenue was $493.2 million for the year ended December 31, 2016, representing a 17% increase from $421.0 million for the same period in 2015.

•
Net income available to common shareholders was $201.2 million, or $3.17 per diluted common share, for the year ended December 31, 2016 compared to $170.7 million, or $2.93 per diluted common share, for the same period in 2015.

•
FFO (a non-GAAP financial measure) for the year ended December 31, 2016 was $304.6 million, or $4.77 per diluted common share, compared to $235.2 million, or $4.03 per diluted common share, for the same period in 2015.

•
FFO as adjusted (a non-GAAP financial measure) for the year ended December 31, 2016 was $308.0 million, or $4.82 per diluted common share, compared to $260.3 million, or $4.44 per diluted common share, for the same period in 2015, representing a 9% increase in per share results.

“Our fourth quarter results reflect the culmination of an exceptional year for EPR. It was the strongest year in the Company’s history in terms of revenue, earnings and investment spending,” commented company President and CEO Greg Silvers. “The U.S. consumer continues to place a value on experiences, and we are ideally positioned to continue to benefit from this movement. We are very encouraged going into 2017 as we anticipate yet another year of solid growth. Our tenant industries remain fundamentally strong, and our pipeline is robust as we expect to close the CNL transaction along with additional investment opportunities.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended December 31,
	2016		2015
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$80,424	$1.25	$71,341	$1.18
Costs associated with loan refinancing or payoff	—	—	9	—
Gain on insurance recovery (included in other income)	(847)	(0.01)	—	—
Transaction costs	2,988	0.05	700	0.01
Gain on sale of land	(1,430)	(0.02)	—	—
Deferred income tax benefit	(401)	(0.01)	(1,366)	(0.02)
FFO as adjusted available to common shareholders (1)	$80,734	$1.26	$70,684	$1.17

Dividends declared per common share		$0.960		$0.908
FFO as adjusted available to common shareholders payout ratio		76%		78%

(1)
Per share results for the three months ended December 31, 2016 and 2015 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive.

	Year Ended December 31,
	2016		2015
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (2)	$304,635	$4.77	$235,198	$4.03
Costs associated with loan refinancing or payoff	905	0.01	270	—
Gain on insurance recovery (included in other income)	(4,684)	(0.07)	—	—
Termination fee included in gain on sale	2,819	0.04	—	—
Transaction costs	7,869	0.12	7,518	0.12
Retirement severance expense	—	—	18,578	0.31
Gain on sale of land	(2,496)	(0.04)	(81)	—
Deferred income tax benefit	(1,065)	(0.01)	(1,136)	(0.02)
FFO as adjusted available to common shareholders (2)	$307,983	$4.82	$260,347	$4.44

Dividends declared per common share		$3.840		$3.630
FFO as adjusted available to common shareholders payout ratio		80%		82%

(2)	Per share results for the year ended December 31, 2016 and 2015 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive.

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at December 31, 2016:

•
The Entertainment segment included investments in 141 megaplex theatres, eight entertainment retail centers (which include eight additional megaplex theatres) and eight family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 12.5 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 67 public charter schools, 41 early education centers and 12 private schools. The Company’s portfolio of owned education properties consisted of 4.3 million square feet and was 100% leased.

•	The Recreation segment included investments in 11 ski areas, five waterparks and 25 golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•
The Other segment consisted primarily of the land under ground lease, property under development and land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 19.2 million square feet and was 99.5% leased. As of December 31, 2016, the Company also had a total of $297.1 million invested in property under development.

Investment Update

The Company's investment spending during the three months ended December 31, 2016 totaled $278.1 million (bringing the full year 2016 total investment spending to $805.0 million), and included investments in each of its primary operating segments:

•
Entertainment investment spending during the three months ended December 31, 2016 totaled $67.8 million, including spending on build-to-suit development and redevelopment of megaplex theatres, entertainment retail centers and family entertainment centers, as well as $18.1 million to acquire a megaplex theatre.

•
Education investment spending during the three months ended December 31, 2016 totaled $151.4 million, including spending on an investment in mortgage notes totaling $100.0 million secured by 20 early education and private school properties. Additionally education investment spending included spending on build-to-suit development and redevelopment of public charter schools, early education centers and private schools, as well as $8.1 million in acquisitions of two early education centers. Subsequent to December 31, 2016, the Company funded an additional $42.9 million in mortgage notes secured by eight early education and private school properties.

•
Recreation investment spending during the three months ended December 31, 2016 totaled $58.3 million and was primarily related to spending on build-to-suit development of golf entertainment complexes and waterparks, as well as redevelopment of a ski area.

•	Other investment spending during the three months ended December 31, 2016 totaled $0.6 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Capital Recycling

The Company continues to make excellent progress on its asset disposition and capital recycling plan. During the fourth quarter, the Company sold ten properties for total proceeds of approximately $90.4 million and recognized a net gain on sale of real estate of $1.4 million.

Eight of the properties sold were public charter schools previously leased to Imagine Schools under a master lease. Seven of these eight properties were sold to Imagine and the other one was sold to a third party. In conjunction with these sales the Company received proceeds totaling $87.2 million, consisting of $20.1 million in cash and a mortgage note receivable from Imagine. Imagine also added four additional public charter school properties as further collateral for the mortgage note. No gain or loss was recognized on the sale of these schools. Accordingly, as of year-end, the Company's investments with Imagine consisted of 12 public charter school properties remaining under the master lease that had a carrying value of $102.7 million, and a five year $70.3 million mortgage note receivable with amortization bearing interest at 7% that was secured by 11 public charter school properties.

For the year ended December 31, 2016, the Company received asset disposition proceeds totaling $186.4 million, including the $91.3 million from sales of properties previously leased to Imagine discussed above. In 2017, the Company expects an additional $150.0 million to $300.0 million of asset disposition proceeds, including approximately $50.0 million from sales of additional public charter schools currently leased to Imagine.

Balance Sheet Update

The Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.5x at December 31, 2016. The Company had $19.3 million of unrestricted cash on hand and nothing outstanding under its $650 million unsecured revolving credit facility at December 31, 2016.

On December 14, 2016, the Company issued $450.0 million in senior unsecured notes due on December 15, 2026. The notes bear interest at an annual rate of 4.75% and are guaranteed by certain of the Company's subsidiaries. The Company used the net proceeds from the note offering to pay down its unsecured revolving credit facility, invest in mortgage notes secured by education properties and for general business purposes.

Subsequent to December 31, 2016, the Company prepaid in full two mortgage notes payable totaling $17.9 million with a weighted average annual interest rate of 6.07%, which were secured by two theatre properties.

Additionally, subsequent to December 31, 2016, the Company issued 548 thousand common shares under its Direct Share Purchase Plan (DSPP) for net proceeds of $40.8 million. These proceeds were used to pay down a portion of the Company's unsecured revolving credit facility.

Dividend Information

The Company declared regular monthly cash dividends during the fourth quarter of 2016 totaling $0.96 per common share. For the year ended December 31, 2016, the Company declared dividends totaling $3.84 per common share, an increase of 5.8% over the prior year. The Company also declared fourth quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

As previously announced, the Company declared a regular monthly cash dividend to common shareholders of $0.34 per common share for the month of January 2017. This dividend level represents an annualized dividend of $4.08 per common share, an increase of 6.25% over 2016, and would be the Company’s seventh consecutive year with a significant annual dividend increase.

CNL Transaction Update

As previously announced, on November 2, 2016, the Company and Ski Resort Holdings LLC ("SRH"), an entity owned by funds affiliated with Och-Ziff Real Estate, entered into a Purchase and Sale Agreement with CNL Lifestyle Properties, Inc. ("CNL") and certain of its affiliates. The agreement provides for the Company's acquisition of the Northstar California Ski Resort, 15 attraction properties (waterparks and amusement parks) and five small family entertainment centers for aggregate consideration valued at approximately $456.0 million. Additionally, the Company has agreed to provide approximately $244.0 million of five-year secured debt financing to SRH for the purchase of 14 CNL ski properties valued at approximately $374.0 million. This debt financing will be secured by mortgages on all of the assets being acquired by SRH.

The CNL transaction is subject to customary closing conditions, including the approval of the transaction by stockholders holding a majority of the outstanding shares of common stock of CNL and various third party consents and governmental permits. The special meeting of CNL stockholders has been scheduled for March 24, 2017. It is anticipated that this transaction will close in the second quarter of 2017; however, there can be no assurances as to the actual closing or the timing of the closing.
2017 Guidance

The Company is confirming its 2017 guidance for FFO as adjusted per diluted share of a range of $5.05 to $5.20. In addition, the Company is confirming its 2017 investment spending guidance of a range of $1.30 billion to $1.35 billion. In addition to the on-going investments in each of our primary business segments, this guidance includes the estimated impact of the planned investments associated with the CNL transaction totaling approximately $700.0 million as well as the estimated impact of planned asset dispositions, both of which are discussed further above. There can be no assurances that these transactions will occur.

FFO as adjusted guidance for 2017 is based on FFO per diluted share of $4.71 to $4.82 adjusted for estimated transaction costs, termination fees related to education properties and deferred income tax benefit. FFO per diluted share is based on a net income per diluted share range of $3.52 to $3.67 less estimated gain on sale of real estate of a range of $0.52 to $0.56 and the impact of Series C and Series E dilution of $0.05, plus estimated real estate depreciation of $1.76 per diluted share (in accordance with the NAREIT definition of FFO).

Quarterly and Year-Ended Supplemental

The Company's supplemental information package for the fourth quarter and year ended December 31, 2016 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Rental revenue	$107,474	$90,580	$399,589	$330,886
Tenant reimbursements	4,018	4,334	15,595	16,320
Other income	3,227	1,213	9,039	3,629
Mortgage and other financing income	16,112	15,861	69,019	70,182
Total revenue	130,831	111,988	493,242	421,017
Property operating expense	5,915	5,810	22,602	23,433
Other expense	—	115	5	648
General and administrative expense	10,234	8,101	37,543	31,021
Retirement severance expense	—	—	—	18,578
Costs associated with loan refinancing or payoff	—	9	905	270
Interest expense, net	26,834	20,792	97,144	79,915
Transaction costs	2,988	700	7,869	7,518
Depreciation and amortization	28,351	24,915	107,573	89,617
Income before equity in income from joint ventures and other items	56,509	51,546	219,601	170,017
Equity in income from joint ventures	118	268	619	969
Gain on sale of real estate	1,430	—	5,315	23,829
Income before income taxes	58,057	51,814	225,535	194,815
Income tax benefit (expense)	84	936	(553)	(482)
Income from continuing operations	$58,141	$52,750	$224,982	$194,333
Discontinued operations:
Income from discontinued operations	—	—	—	199
Net income attributable to EPR Properties	58,141	52,750	224,982	194,532
Preferred dividend requirements	(5,951)	(5,951)	(23,806)	(23,806)
Net income available to common shareholders of EPR Properties	$52,190	$46,799	$201,176	$170,726
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.82	$0.78	$3.17	$2.93
Income from discontinued operations	—	—	—	0.01
Net income available to common shareholders	$0.82	$0.78	$3.17	$2.94
Diluted earnings per share data:
Income from continuing operations	$0.82	$0.78	$3.17	$2.92
Income from discontinued operations	—	—	—	0.01
Net income available to common shareholders	$0.82	$0.78	$3.17	$2.93
Shares used for computation (in thousands):
Basic	63,635	60,125	63,381	58,138
Diluted	63,716	60,205	63,474	58,328

EPR Properties
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,
	2016	2015
Assets
Rental properties, net of accumulated depreciation of $635,535 and $534,303 at December 31, 2016 and 2015, respectively	$3,595,762	$3,025,199
Land held for development	22,530	23,610
Property under development	297,110	378,920
Mortgage notes and related accrued interest receivable	613,978	423,780
Investment in a direct financing lease, net	102,698	190,880
Investment in joint ventures	5,972	6,168
Cash and cash equivalents	19,335	4,283
Restricted cash	9,744	10,578
Accounts receivable, net	98,939	59,101
Other assets	98,954	94,751
Total assets	$4,865,022	$4,217,270

Liabilities and Equity
Accounts payable and accrued liabilities	$119,758	$92,178
Dividends payable	26,318	24,352
Unearned rents and interest	47,420	44,952
Debt	2,485,625	1,981,920
Total liabilities	2,679,121	2,143,402
Total equity	$2,185,901	$2,073,868
Total liabilities and equity	$4,865,022	$4,217,270

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
FFO: (A)
Net income available to common shareholders of EPR Properties	$52,190	$46,799	$201,176	$170,726
Gain on sale of real estate (excluding land sale)	—	—	(2,819)	(23,748)
Real estate depreciation and amortization	28,179	24,480	106,049	87,965
Allocated share of joint venture depreciation	55	62	229	255
FFO available to common shareholders of EPR Properties	$80,424	$71,341	$304,635	$235,198

FFO available to common shareholders of EPR Properties	$80,424	$71,341	$304,635	$235,198
Add: Preferred dividends for Series C preferred shares	1,941	1,941	7,764	7,763
Diluted FFO available to common shareholders of EPR Properties	$82,365	$73,282	$312,399	$242,961

FFO per common share attributable to EPR Properties:
Basic	$1.26	$1.19	$4.81	$4.05
Diluted	1.25	1.18	4.77	4.03
Shares used for computation (in thousands):
Basic	63,635	60,125	63,381	58,138
Diluted	63,716	60,205	63,474	58,328

Weighted average shares outstanding-diluted EPS	63,716	60,205	63,474	58,328
Effect of dilutive Series C preferred shares	2,044	2,029	2,032	2,017
Adjusted weighted average shares outstanding-diluted	65,760	62,234	65,506	60,345
Other financial information:
Straight-lined rental revenue	$6,062	$3,267	$17,012	$12,159
Termination and prepayment fees	$—	$—	$6,413	$—
Dividends per common share	$0.960	$0.908	$3.840	$3.630

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales [or acquisitions] of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. In addition to FFO, the Company presents FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs, termination fees associated with tenants' exercises of education properties buy-out options and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land, gain on insurance recovery and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO or FFO as adjusted the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share and FFOAA for the three months and years ended December 31, 2016 and 2015. Therefore, the additional 2.0 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and diluted FFOAA per share for these periods.  The effect of the conversion of our 9.0% Series E cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion do not result in more dilution to per share results and are therefore not included in the calculation of diluted per share data for the three months and years ended December 31, 2016 and 2015.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income available to common shareholders (both reported in accordance with GAAP) to Net Debt, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	December 31,
	2016	2015
Net Debt: (B)
Debt	$2,485,625	$1,981,920
Deferred financing costs, net	29,320	18,289
Cash and cash equivalents	(19,335)	(4,283)
Net Debt	$2,495,610	$1,995,926

	Three Months Ended December 31,
	2016	2015
Adjusted EBITDA: (C)
Net income available to common shareholders of EPR Properties	$52,190	$46,799
Costs associated with loan refinancing or payoff	—	9
Interest expense, net	26,834	20,792
Transaction costs	2,988	700
Depreciation and amortization	28,351	24,915
Equity in income from joint ventures	(118)	(268)
Gain on sale of real estate	(1,430)	—
Income tax benefit (1)	(84)	(936)
Preferred dividend requirements	5,951	5,951
Gain on insurance recovery (2)	(847)	—
Adjusted EBITDA (for the quarter)	$113,835	$97,962

Adjusted EBITDA (3)	$455,340	$391,848

Net Debt/Adjusted EBITDA Ratio	5.5	5.1

(1) Includes discontinued operations
(2) Included in other income in the accompanying consolidated statements of income. Other income includes the following:
	Three Months Ended December 31,
	2016	2015
Income from settlement of foreign currency swap contracts	$705	$705
Fee income	1,588	—
Gain on insurance recovery	847	—
Miscellaneous income	87	508
Other income	$3,227	$1,213

(3) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as net income available to common shareholders excluding costs associated with loan refinancing or payoff, interest expense (net), depreciation and amortization, equity in (income) loss from joint ventures, gain (loss) on the sale of real estate, gain on insurance recovery, income tax expense (benefit), preferred dividend requirements, the effect of non-cash impairment charges, retirement severance expense, the provision for loan losses and transaction costs (benefit), and which is then multiplied by four to get an annual amount.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $5.3 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties (including the CNL transaction), our capital resources, future expenditures for development projects, expected dividend payments, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com